Exhibit 99.1

TOREADOR REPORTS STRONG SECOND QUARTER 2006 OPERATING RESULTS; FIRST QUARTER RESULTS REVISED UPWARDS; MID-YEAR RESERVES UPDATED

•	Second quarter operating income up 65% from second quarter of 2005
•	Income available to common shares up 39% compared to second quarter of 2005
•	EBITDAX* in second quarter up 71% from the same period last year

•	First quarter 2006 income available to common shares revised up to $2.9 million, or $0.18 per diluted share, from previously reported $1.2 million, or $0.08 per diluted share
•	South Akcakoca Sub-basin reserve estimates remains on track with initial projections

DALLAS, TEXAS – (August 8, 2006) – Toreador Resources Corporation (NASDAQ: TRGL) today announced financial results for the second quarter of 2006.

SECOND QUARTER RESULTS

For the second quarter of 2006, Toreador reported income available to common shares of $2.5 million, or $0.15 per diluted share, compared to $1.8 million in the second quarter of 2005, or $0.12 per diluted share. Diluted weighted average shares outstanding in the second quarter of 2006 were 16.8 million, compared to 15.6 million diluted weighted average shares outstanding in the second quarter of 2005.

Earnings before interest, taxes, depreciation, amortization and exploration expense (EBITDAX)* was $5.3 million in the three months ended June 30, 2006 compared to $3.1 million for the same period last year. Total revenues for the three months ended June 30, 2006 were $10.3 million, compared to $7.2 million for the same period in 2005.

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Operating income in the second quarter of 2006 was $2.8 million, compared to $1.7 million in the second quarter of 2005.

“Oil prices in Europe were quite favorable during the quarter,” said G. Thomas Graves III, President and Chief Executive Officer of Toreador, “with Brent spot prices sometimes exceeding West Texas Intermediate. Forward oil strip prices have also been firming up in Europe, which is a positive leading indicator for the economics of our third and fourth quarter exploration programs in Romania and France.”

In the second quarter of 2006, Toreador’s oil and gas production was approximately 166 thousand barrels of oil equivalent (MBOE) compared to 154 MBOE during the same period last year. The average realized price on a BOE basis in the second quarter of 2006 was $61.84 per BOE compared to $46.26 per BOE in the second quarter of 2005. The average realized price of oil in the second quarter of 2006 was $65.06 per barrel compared to $47.31 per barrel in the second quarter of 2005. The average realized price of natural gas in the quarter ended June 30, 2006 was $6.67 per thousand cubic feet (Mcf), compared to $6.69 per Mcf for the same period last year.

RESTATED FIRST QUARTER 2006 RESULTS

Toreador also announced today that it has restated financial results for the first quarter of 2006 to reverse a non-cash loss contingency on an insurance receivable of $1.5 million. The restatement also includes the capitalization of interest expense of approximately $631 thousand associated with Toreador’s development operations in Turkey. The net effect of the restatement was an increase in operating income and income available to common shares that is described in the table below:

Restated operating income for the first quarter of 2006 was $2.3 million, an increase of 92% from the first quarter of 2005. Restated income available to common shares for the quarter ended March 31, 2006 was $2.9 million, or $0.18 per diluted share, up 125% from the same period last year.

SIX MONTHS RESULTS

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Financial results for the first six months of 2006 include increases in operating income of 76%, EBITDAX* of 80%, and income available to common shares of 96% compared to the first six months of 2005. Revenues increased 48% on production growth of 13% in the first six months of 2006 compared to the same period in the prior year.

For the first half of 2006, Toreador’s oil and gas production was approximately 341 MBOE compared to 303 MBOE for the first half of 2005. The average realized price in the first six months of 2006 was $58.39 per BOE compared to $44.45 per BOE for the first six months of 2005. The average realized price of oil in the first half of 2006 was $61.18 compared to $45.42 for the same period a year ago. The average realized price of natural gas for the six months ended June 30, 2006 was $6.35 per MCF compared to $6.44 per MCF for the six months ended June 30, 2005.

MID-YEAR RESERVE UPDATE

Toreador today provided an interim updated estimate of proved and probable reserves at June 30, 2006, and included an updated study of possible reserves and the unrisked reserve potential of the South Akcakoca Sub-basin natural gas project offshore Turkey in the Black Sea. The estimates were provided by independent petroleum engineers LaRoche Petroleum Consultants, Ltd.

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At mid-year, Toreador’s estimated proved reserves were approximately 15.7 million BOE, up approximately 700 thousand BOE from the company’s proved reserves of approximately 15.0 million BOE as of December 31, 2005. The pre-tax net present value discounted at 10% of the estimated proved reserves as of June 30, 2006 was approximately $289.9 million compared to approximately $224.8 million as of December 31, 2005.

Probable reserves at June 30, 2006 were estimated to be approximately 5.8 million BOE with a pre-tax net present value discounted at 10% of approximately $81.9 million. Total proved and probable reserves at June 30, 2006 were estimated to be approximately 21.5 million BOE with a pre-tax net present value discounted at 10% of approximately $371.8 million.

In the South Akcakoca Sub-basin natural gas project, LaRoche provided an update to the estimate of total natural gas reserves (which includes proved, probable, possible and

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unrisked potential reserves). On a gross basis, the high-end case was estimated to be approximately 498 BCF, the likely case was estimated to be approximately 193 BCF, and the low-end case was estimated to be 101 BCF. These estimates compare favorably to Toreador’s initial internal estimates of 350 BCF gross for the South Akcakoca Sub-basin project. To Toreador’s 36.75% interest, the high, likely and low estimates correspond to 183 BCF, 71 BCF and 37 BCF, respectively.

LaRoche arrived at these estimates using the results from nine successful wells and two dry holes drilled since September 2004, as well as data from 2D and 3D seismic surveys conducted in the South Akcakoca Sub-basin.

“The South Akcakoca Sub-basin project continues to drill out as well or better than we expected,” commented Graves. “The Ayazli-Akkaya fault trend has provided such positive results that the joint venture partners added three additional wells and a third production tripod over what was originally budgeted as we began the fiscal year. Nonetheless, we still anticipate that the bulk of the reserves in this 50,000 acre project area (out of almost 1.0 million acres in the Western Black Sea Permit) will be found in the slightly deeper waters along the Akcakoca trend. We are starting to investigate whether these trends extend to the west and will begin to evaluate the prospects in the Eregli Sub-basin which is located immediately adjacent to the northeast later this year.”

OPERATIONAL UPDATE

In the South Akcakoca Sub-basin project offshore Turkey in the Black Sea, the Akkaya production tripod has been successfully set. The tripod is currently being secured to the sea floor using pilings. Two more tripods will be set on the Dogu Ayazli and Ayazli structures over the next few months in the first phase of development in the project.

CONFERENCE CALL

A conference call to discuss second quarter 2006 results and operational activities will be held today at 9:00 am Central, 10:00 am Eastern time.

Active participants who wish to ask questions during the conference call should dial toll free 866-770-7146 (international dial 1-617-213-8068), passcode 52873659 approximately 10 minutes before the scheduled call time to access the call.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s internet home page at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link.

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Those unable to participate in the live call may hear a rebroadcast for up to twelve months after the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link or may dial toll-free 888-286-8010 (international dial 1-617-801-6888), passcode 81949165 to listen to a replay of the call. Phone replays will be available for 14 days after the call.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

*Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization and exploration expense (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. Table 1 below reconciles EBITDAX with income from continuing operations as derived from the company’s financial information.

Table 1: Reconciliation of EBITDAX to Income from continuing operations for the three months ended June 30,

Table 2: Reconciliation of EBITDAX to Income from continuing operations for the six months ended June 30,

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Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary note to investors -- The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this release, such as probable reserves, possible reserves and potential reserves, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to also consider closely the disclosure in our Form 10-K for the fiscal year ended December 31, 2005, available from our website at www.toreador.net or by calling us at (214) 559-3933. You can also obtain this form from the SEC at www.sec.gov

Proved reserves, by the Securities and Exchange Commission definition, include proved developed producing, proved developed non-producing and proved undeveloped reserves. Probable reserves are those reserves that have not been qualified as proved reserves and that have been demonstrated to be potentially recoverable, given the higher element of risk. Possible reserves are those reserves that are less well defined than probable reserves since the risk is relatively higher as compared to probable reserves. Unrisked potential reserves are based on estimates of exploration potential.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

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